Exhibit 5.1
[LETTERHEAD OF HOGAN & HARTSON LLP]
January 28, 2008
Board of Directors
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815

Re:	Dividend Reinvestment and Stock Purchase Plan
Ladies and Gentlemen:
     We have acted as counsel to CapitalSource Inc., a Delaware corporation (the “Company”), in connection with the public offering of shares (the “Shares”) of its common stock, par value $0.01 per share (“Common Stock”), which Shares may be sold by the Company from time to time pursuant to its Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), as described in the prospectus supplement dated January 25, 2008 (the “Prospectus Supplement”) and the accompanying prospectus dated December 23, 2005 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (Reg. No. 333-130681) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):
1.	An executed copy of the Registration Statement.
2.	A copy of the Prospectus.
3.	The Second Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on January 16, 2008, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Company Charter”).
4.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.
5.	Certain resolutions of the Board of Directors of the Company (the “Board”) adopted by unanimous written consent dated October 5, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in

CapitalSource Inc.
January 28, 2008

effect, relating to, among other things, the authorization and reservation for issuance of the Shares, the creation of the DRIP Committee of the Board (the “Committee”) and arrangements in connection therewith.
6.	Certain resolutions of the Committee adopted by written consent dated January 24, 2008, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the modifications to the DRIP, the authorization and reservation for issuance of the Shares, the preparation and filing of the Prospectus, the registration of the Shares and arrangements in connection therewith.
7.	A certificate of the Secretary of the Company dated as of the date hereof.
     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). We also have assumed that the Shares have not and will not be issued in violation of the ownership limits contained in the Company Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the applicable provisions of the the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that, upon issuance of the Shares in exchange for the consideration therefor set forth in the DRIP, the Shares will be validly issued, fully paid and nonassessable.

CapitalSource Inc.
January 28, 2008

     This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K, which Form 8-K will be incorporated by reference in the Prospectus constituting part of the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson LLP